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                                                                    Exhibit 23.1
                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-2057) and related Prospectus of First Data Corporation, pertaining to the registration of up to $500 million in debt securities, preferred stock and/or common stock and to the incorporation by reference therein of our report dated February 5, 1996, with respect to the consolidated financial statements and schedule of First Data Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                                    /s/ Ernst & Young LLP
                                                        Ernst & Young LLP

New York, New York
June 7, 1996